Exhbit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of CoStar Group, Inc. on Form S-8 Nos. 333-82599, 333-92165, 333-45770, 333-69548, 333-135709 and 333-143968 of our reports dated February 19, 2009 with respect to the consolidated financial statements of CoStar Group, Inc. and the effectiveness of internal control over financial reporting of CoStar Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/S/ Ernst & Young LLP

McLean, Virginia
February 19, 2009